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                                                                      EXHIBIT 99
                     LANDMARK PLANS FOR INCREASED LONG TERM
                 PROFITABILITY THROUGH REFOCUS ON HIGHER GROWTH
                                    AREAS &
                DISCONTINUATION OF PERFORMANCEWORKS & WEBWATCHER

                    WILL POST RESTRUCTURING CHARGE IN Q4 2000


       RESTON, Va. (November 28, 2000) - Landmark Systems Corporation (NASDAQ
NMS: LDMK) today announced that, following an intensive strategic review of the Company's businesses, it will focus its resources and future development efforts on products and markets that are better aligned with its core competencies, including higher-growth niches within the OS/390 mainframe marketplace. Consequently, the Company will discontinue offering its PerformanceWorks(R) and WebWatcher products and related services effective immediately. A product support policy has been established to assist current customers of discontinued products through 2001. Landmark will take fourth quarter charges of approximately $5.0 million for restructuring costs and asset write-downs, including a reduction of about 40 employees, or approximately 12% of its workforce, resulting from this new strategic direction.

       Kathy Clark, Landmark's president and chief executive officer, commented, "We have taken decisive steps today to concentrate on our core TMON(TM) line of products with emphasis on faster-growing segments such as networking, messaging and e-business infrastructure. We are already well positioned to meet the needs of these markets with our current products, and have begun to see encouraging early interest in our recently announced performance monitoring tools for TCP/IP, USS and IMS."

       Added Clark, "The staff reduction resulting from the product discontinuations was a difficult decision. However, we concluded that Landmark must be a company that exceeds the expectations of customers, leads in its technology, provides opportunity for employees, and rewards its shareholders. I am confident that our new strategic direction will position Landmark to achieve these objectives."

       Commenting on Landmark's outlook, Clark stated, "Considering these strategic changes,

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we expect that Q4 2000 revenue will be in the range of $14.5 to $15.5 million with EPS in the range of $0.02 to $0.06 per share, excluding the special charges. While this represents a slight

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Landmark Announces Strategic Refocus - Page 2

decrease from previous guidance, we believe these actions will result in sustainable revenue growth and increased profitability for the long term."

       The Company will host a conference call for all investors to review the content of this press release at 9:00 a.m. (Eastern) on Wednesday, November 29, 2000. In accordance with the Securities and Exchange Commission's Regulation FD, Landmark is making this conference call available to the public. All interested parties can access the live conference call at http://www.vcall.com. A replay will also be made available immediately following the call at http://www.vcall.com or on Landmark's Web site at http://www.landmark.com.

       Headquartered in Reston, Virginia, Landmark is a leading, global provider of software products and services that help organizations manage critical information technology systems and e-business operations. Landmark offers The Monitor(R) (TMON(TM)), a family of products and services that ensure operating systems, applications, databases, middleware, and servers operate as efficiently and effectively as possible. Used by over 4,000 companies in 40 countries, Landmark solutions ensure optimum systems performance by monitoring current system availability, diagnosing and preventing problems, as well as planning for future enterprise application capacity needs. For more information on Landmark and its products and services, visit the company's Web site at www.landmark.com.

       Some of the statements in this news release are forward looking and relate to anticipated future operating results. Future operating results may be impeded by single or combined events and/or circumstances that have not been presently anticipated. Forward-looking statements are based on Landmark management's current expectations and assumptions, which may be affected by a number of factors, including, without limitation, the significant percentage of sales consummated in the last few days of each calendar quarter making financial predictions difficult and raising a substantial risk of variance in actual results, the risks associated with changes in the Company's business strategy and focus, continued softness in the mainframe enterprise software market,

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competitive product introductions resulting from rapid technological advances, price competition, any failure or delay in the Company's ability to develop and introduce new products, uncertainty of customer acceptance of new products, seasonal factors affecting the Company's sales, the Company's ability to attract and retain qualified technical, sales, managerial and other key personnel, the Company's ability to manage expenses effectively, foreign currency risk, and other factors. Therefore, there can be no assurance that actual future results will not differ materially from anticipated results. Readers should refer to Landmark's disclosure documents filed with the Securities and Exchange Commission for specific details on some of the factors that may affect operating results.

Landmark Systems Corporation, PerformanceWorks, and The Monitor (TMON) are registered trademarks of Landmark and its subsidiaries. All other products and brand names mentioned are trademarks or registered trademarks of their respective companies.

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